Exhibit 5.1

May 18, 2016

RespireRx Pharmaceuticals Inc.

126 Valley Road, Suite C

Glen Rock, New Jersey 07452

Re:	Registration Statement on Form S-8
Amended and Restated RespireRx Pharmaceuticals Inc. 2015 Stock and Stock Option Plan

Ladies and Gentlemen:

We have acted as counsel to RespireRx Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 by the Company under the Securities Act of 1933, as amended (the “Registration Statement”). The Registration Statement relates to an additional 250,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Company’s Amended and Restated 2015 Stock and Stock Option Plan (the “Plan”) and such presently indeterminate number of shares of Common Stock that may be offered or issued to adjust for stock splits, stock dividends, or similar transactions. In that capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Second Restated Certificate of Incorporation and the Bylaws of the Company, both as amended to date, the Registration Statement, the Plan, resolutions of the Board of Directors relating to the Plan and the issuance of the Common Stock, and such other documents and corporate records that we have deemed necessary for the issuance of this opinion.

In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company. As to all issues of fact material to this opinion, we have examined and relied on certificates and other comparable documents of public officials and of officers of the Company.

This opinion is limited to the Delaware General Corporation Law. We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder. For purposes of this opinion, we have assumed that a sufficient number of authorized but unissued shares of the Common Stock will be available for issuance pursuant to the Plan when the shares registered hereby are issued.

Based on the foregoing and having regard for such other legal considerations as we have deemed relevant, we are of the opinion that the shares of Common Stock have been duly authorized for issuance by all requisite action on the part of the Company and, when issued and paid for in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
DRINKER BIDDLE & REATH LLP